Exhibit 99.1
December 13, 2007 10:38 AM Eastern Time
Tropicana Provides Update on Atlantic City License
Company intends to repay senior debt with proceeds of potential sale of its Tropicana Atlantic City property
CRESTVIEW HILLS, Ky.—(BUSINESS WIRE)—Tropicana Entertainment, LLC (the “Company” or “Tropicana Entertainment”) announced today that the Company will repay its senior debt with proceeds of the sale of its Tropicana Casino and Resort in Atlantic City that was mandated yesterday when the New Jersey Casino Control Commission denied the Company’s gaming license renewal application. The Commission determined on December 12, 2007 not to renew the Company’s license to operate the Tropicana Casino and Resort in Atlantic City, directing instead that control of the casino resort be transferred immediately to a trustee until the sale of the property to a third party can be arranged by the trustee. In the interim, the Tropicana AC will continue to operate under the direction of the trustee.
Tropicana Entertainment intends to appeal the Commission’s determination through the New Jersey appellate court system. Concurrently, the Company will immediately seek the permission of the Commission to work collaboratively with the trustee to maximize value by facilitating a prompt and orderly sale of the Tropicana AC. The trustee is required to complete the sale of the Tropicana Atlantic City within 120 days of the transfer of the property to his control, although this period of time may be extended by the Commission. The Company intends to use the net proceeds it receives from any sale of the Tropicana AC to repay debt under its Senior Credit Facility.
Because this is only the second time that the Commission has refused to renew a license, many details remain unclear regarding the operation of the Tropicana AC, the trustee’s sale process, and the Company’s rights pending a sale. The Company intends to seek clarification as to these matters which impact on the Company’s cash flows, comply with its loan agreements and maximize value from the sale. Moreover, the Company is analyzing the potential impact of the Commission’s determination on its gaming licenses in other states.
Unless the Company is successful in its appeal to stay or reverse the Commission’s determination by December 19, 2007, an event of default will result under the Company’s Senior Credit Facility. If an event of default occurs under the Senior Credit, among other things, the lenders will be entitled to accelerate the unpaid principal amount of, and accrued interest on, borrowings thereunder. Such an acceleration of the Senior Credit Facility would constitute an event of default under the Indenture governing the Company’s Senior Subordinated Notes, as well as the Company’s Las Vegas Term Loan. Accordingly, Tropicana Entertainment intends to continue its efforts to work with the lenders under its Senior Credit Facility to prevent an acceleration from occurring. There can be no assurance that the lenders will not accelerate, which could compel the Company to seek alternatives, including, without limitation, bankruptcy protection.
About Tropicana Entertainment
Tropicana Entertainment, an indirect subsidiary of Tropicana Casinos and Resorts, is one of the largest privately-held gaming entertainment providers in the United States. Additional information can be found on the Company’s website at www.tropicanacasinos.com. None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.
Forward Looking Statements
This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements frequently contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Tropicana Entertainment. These forward-looking statements are based on current expectations and projections about future events.
You are cautioned that forward-looking statements are not guarantees of future performance and you should not place undue reliance on them. Numerous risks and uncertainties (including those described in the filings the Company has made with the Securities and Exchange Commission), and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Such risks and uncertainties include, but are not limited to, the following factors: The effects of a potential event of default under the Company’s Senior Credit Facility; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; operating risks associated with the gaming and hospitality industries, including, among others, the cyclicality of each of them and the potential for abnormal holds at the Company’s gaming properties; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the impact on travel resulting from the insolvency of certain air carriers, increased fuel prices and security precautions; the Company’s ability to effect sales of non-strategic gaming properties at anticipated prices; access to available and reasonable financing on a timely basis; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the Company’s ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; and the effects of competition.
Although the Company believes that its current expectations are based on reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially from its expectations. Any forward-looking statements contained in this earnings release are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company disclaims any obligation to update these forward-looking statements.
Contacts
Tropicana Entertainment
Investors:
Derek Haught, 859-669-1500
or
Beacon Advisors
Media:
Hud Englehart, 513-533-4800